Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Airgain, Inc.

We consent to the incorporation by reference in the registration statement (No. 333-213770) on Form S-8 of Airgain, Inc. of our report dated March 15, 2017, with respect to the balance sheets of Airgain, Inc. as of December 31, 2016 and 2015, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2016, which report appears in the annual report on Form 10-K of Airgain, Inc. for the year ended December 31, 2016.

/s/ KPMG LLP

Irvine, California

March 15, 2017